Exhibit 5.1

Citypoint 1 Ropemaker Street London EC2Y 9AW England Tel: +44 (0) 20 3580 4700 Fax: +44 (0) 20 3580 4800
June 13, 2025
Fidelis Insurance Holdings Limited
Wellesley House South
90 Pitts Bay Road
Pembroke
Bermuda HM08
Re: Fidelis Insurance Holdings Limited – 7.750% Fixed-Rate Reset Subordinated Notes due 2055
Ladies and Gentlemen:
We have acted as special counsel to Fidelis Insurance Holdings Limited, an exempted company organized under the laws of Bermuda (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of 7.750% Fixed-Rate Reset Subordinated Notes due 2055 (the “Securities”) pursuant to the subordinated indenture, dated June 13, 2025, as supplemented by the First Supplemental Indenture, dated June 13, 2025 (such Indenture, as so supplemented, the “Indenture”), between the Company and Bank of New York Mellon, as trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to an underwriting agreement, dated June 10, 2025 (the “Underwriting Agreement”), among the Company and the Underwriters named therein.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In connection therewith, we have examined (a) the Registration Statement on Form F-3 (File No. 333-287332) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act, (b) the prospectus of the Company, dated May 15, 2025, as supplemented by the prospectus supplement, dated June 10, 2025, relating to the Securities, as filed with the Commission on June 12, 2025, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), (c) the Underwriting Agreement, (d) the Indenture and (e) the Securities in global form. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinion rendered herein.
In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to

BRUSSELS    CHICAGO    DALLAS    FRANKFURT    HOUSTON    LONDON    LOS ANGELES    MILAN
MUNICH    NEW YORK    PALO ALTO    PARIS    ROME    SAN FRANCISCO    WASHINGTON
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Fidelis Insurance Holdings Limited
June 13, 2025

us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and of public officials.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.
Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.
The opinion rendered herein is limited to the laws of the State of New York and the federal laws of the United States of America. We do not express any opinion as to any laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.
Insofar as the opinions or views expressed herein relate to or depend upon matters governed by the laws of Bermuda, we have relied upon the opinion of Conyers Dill & Pearman Limited, dated the date hereof and filed as an exhibit to the Company’s Current Report on Form 6-K dated June 13, 2025, covered thereby, nor have we assessed the scope of the opinions expressed therein, and our opinions and views are subject to all of the assumptions and qualifications contained in such opinion.
We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K dated June 13, 2025, as filed with the Commission on June 13, 2025, which is incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Willkie, Farr & Gallagher (UK) LLP
Willkie, Farr & Gallagher (UK) LLP